PRESS RELEASE

FOR IMMEDIATE RELEASE                    CONTACT:    Alison Griffin
March 22, 2017                                    804-217-5897

DYNEX CAPITAL, INC. DECLARES FIRST QUARTER 2017
COMMON DIVIDEND OF $0.18, SERIES A PREFERRED DIVIDEND OF $0.53125,
AND SERIES B PREFERRED DIVIDEND OF $0.4765625

GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) announced today that the Company’s Board of Directors has declared dividends on shares of its common and preferred stock for the first quarter of 2017.

Common Stock Dividend
The Company’s Board of Directors has declared a quarterly dividend of $0.18 per common share for the first quarter of 2017 payable on April 28, 2017 to shareholders of record on April 5, 2017. There is no dividend reinvestment discount for first quarter dividends reinvested through the Company's Dividend Reinvestment and Share Purchase Plan.

Mr. Byron L. Boston, the Company’s President and Chief Executive Officer, commented, “As we said in our first quarter conference call, we believe we have entered into a transitional period where the probability of higher interest rates, financing costs, and the uncertainty around global government policy has increased. We are managing our risk to reflect this environment. As a result, we are reducing the first quarter dividend from $0.21 to $0.18 per common share. In addition, our book value per common share has increased to $7.35 at February 28, 2017 from $7.18 at December 31, 2016. We believe that the portfolio as structured provides us the flexibility to capitalize on higher return opportunities in the future”.

Preferred Stock Dividends
The Company also announced that it will pay the regular quarterly dividend of $0.53125 per share on its 8.50% Series A Cumulative Redeemable Preferred Stock (NYSE: DXPRA) and $0.4765625 per share on its 7.625% Series B Cumulative Redeemable Preferred Stock (NYSE: DXPRB). Both dividends will be paid on April 15, 2017 to shareholders of record of the Series A and Series B Preferred Stocks as of April 1, 2017.

Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other reports filed with the Securities and Exchange Commission.

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